UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_______________________

FORM 8-K

_______________________

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 10, 2011

The Interpublic Group of Companies, Inc.
(Exact Name of Registrant as Specified in Charter)
Delaware	1-6686	13-1024020
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1114 Avenue of the Americas, New York, New York		10036
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: 212-704-1200
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

As a result of the cumulative effect of (1) the cash dividend on common stock declared on May 26, 2011 by the Board of Directors of The Interpublic Group of Companies, Inc. (“IPG” or the “Company”), payable on June 24, 2011 to holders of record as of June 10, 2011, and (2) the common stock cash dividend paid on March 25, 2011, the number of shares of IPG common stock into which certain of the Company’s convertible securities may be converted have been adjusted in accordance with their terms.

The applicable conversion rates for IPG’s 4.25% Convertible Senior Notes due 2023 (the “4.25% Notes”) and 4.75% Convertible Senior Notes due 2023 (the “4.75% Notes”) have been adjusted as follows:

	Former Conversion Rate	New Conversion Rate	Former Total Conversion Shares	New Total Conversion Shares
4.25% Notes	80.5153	81.3289	32,206,120	32,531,560
4.75% Notes	80.5153	81.3289	16,103,060	16,265,780

The conversion rate with respect to the 4.25% Notes and the 4.75% Notes is the number of IPG common shares into which each $1,000 principal amount of notes may be converted, which as adjusted represents a conversion price of approximately $12.30 per conversion share.

The conversion rate with respect to the Company’s 5 1/4% Series B Cumulative Convertible Perpetual Preferred Stock has not been adjusted because the applicable threshold before adjustment is required has not been reached.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE INTERPUBLIC GROUP OF COMPANIES, INC.
Date: June 13, 2011	By:	/s/ Nicholas J. Camera
Nicholas J. Camera Senior Vice President, General Counsel and Secretary